Exhibit 10.20
SECOND AMENDMENT TO KAMAN CORPORATION
POST-2004 DEFERRED COMPENSATION PLAN
THIS AMENDMENT made by Kaman Corporation for the purposes of amending the
Kaman Corporation Post-2004 Deferred Compensation Plan,
WITNESSETH:
WHEREAS, by written plan instrument effective January 1, 2005, Kaman Corporation (the “Corporation”) adopted the Kaman Corporation Post-2004 Deferred Compensation Plan (“Plan”); and
WHEREAS, the Corporation reserved the right, in Section 9.2 thereof, to amend the Plan; and
WHEREAS, the Corporation previously amended the Plan by a First Amendment thereto, dated February 20, 2012; and
WHEREAS, the Corporation now wishes to further amend the Plan in the particulars set forth below.
NOW THEREFORE, the Corporation hereby amends the Plan as follows, effective as of November 1, 2013 (except as noted below), in the following particulars:
1.    Section 4.2 is amended in its entirety to read as follows:
“With respect to remuneration earned by a Participant on or after January 1, 2014 that is deferred by a Participant under this Plan (and any interest on such deferred amount), such Participant shall have a one-time opportunity to elect the time and form of payment of his Account Balance upon Retirement. As part of this payment election, the Participant shall indicate a permissible form of payment under Section 4.1 and whether distribution of that form of payment shall commence (i) on the first business day of the sixth month following the date the Participant Retires, or (ii) on the later of (A) the first business day of the sixth month following the date the Participant Retires or (B) the second business day of the January next following the date the Participant Retires. Such election must be made as part of the first deferral election made on or after November 1, 2013 and shall become irrevocable on December 31 of the year in which it is made. The election shall be made on a form prescribed for this purpose by the Committee from time to time. Any payment election under this Section 4.2 may provide for a different time and form of payment upon Retirement with respect to elective deferrals of Annual Salary and Bonus under Section 3 and non-elective supplemental deferred compensation under Section 6A below.”
2.    The introductory sentence of Section 4.3 is amended in its entirety to read as follows:
“A Participant may change his or her election to an allowable alternative method of payment any time or any number of times for the purpose of further deferring or lengthening the period of distribution under this Section 4 as may be permitted by the Committee from time to time provided the following requirements are met:”
3.    Section 5.1 is amended in its entirety to read as follows:
“In connection with each Deferral Election made for a Plan Year commencing on or after January 1, 2014, a Participant may specify in an Election Form to receive payment of all or a specified portion of the Deferral Amount for that Plan Year plus any interest credited thereon upon a specified distribution date during a later Plan Year. The Plan Year specified for a Deferral Amount must be more than two years after the year in which the Participant earns the Deferred Amount (i.e., Base

Salary and Bonus that are earned during the 2014 Plan Year may be deferred to a Plan Year beginning on or after January 1, 2017). Any distribution under Section 5.1 shall be made in a lump sum no later than thirty (30) days after the lapse of the specified distribution date in the Election Form (or, if earlier, at the time provided in Section 4.2, 5.2 or 5.3 of the Plan, as applicable; provided, however, that no interest shall be credited on the Account Balance for any period after the last day of the last Plan Year in the lapse period. No Participant shall be permitted to have outstanding Deferred Amounts scheduled to be paid under this Section 5.1 during more than five Plan Years at any one time, disregarding any elections made prior to 2014. A Participant who has made a “lapse of years” election pursuant to this Section 5.1 may change his election as may be permitted by the Committee from time to time and in all events at least twelve months prior to the date on which such payments would otherwise have commenced and in compliance with the subsequent payment election rules under Section 4.3.”
4.    Effective February 23, 2010, Section 6A.1 is amended in its entirety to read as follows:
“The Corporation shall pay Supplemental Deferred Compensation to each Participant. The amount of the Supplemental Deferred Compensation shall be ten percent (10%) of the amount by which the Participant’s Eligible W-2 Earnings for the most recently concluded calendar year exceed the compensation limit set forth in Section 401(a)(17) of the Code, as in effect for such year. The Supplemental Deferred Compensation shall be calculated within ninety (90) days after the close of the Plan Year and shall be credited to the Participant’s Account Balance as of January 1 of the succeeding Plan Year to each such Participant employed on said date. Interest shall be credited on said amount thereafter in accordance with Section 3.4.”
5.    Effective February 23, 2010, a new Section 11.18 is added and existing sections appropriately renumbered:
“11.18 “Eligible W-2 Earnings” means the amount of compensation paid to a Participant by an Employer before death, Disability or termination of employment which is subject to federal income tax withholding as reported on Form W-2,
(a)    increased by contributions representing a reduction of salary or wages under Section 125 (relating to cafeteria plans) or 401(k) of the Code made to a plan maintained by an Employer in the year in which earned, and
(b)    excluding:
(i)    Any amounts includible in compensation that are derived from or attributable to any equity or long-term incentive plan, including but not limited to stock options, restricted stock and restricted stock units; and
(ii)    Any portion of a salesman’s commission considered or identified as travel reimbursement or travel allowance; and
(iii)    The cost or value of any fringe benefit includible in gross income under any present or future Code provision such as, but not limited to, group life or other life insurance, group health insurance, the personal use of a company car, or tuition reimbursement; or a cash payment which is includible in income but which does not represent compensation for performance of job responsibilities such as, but not limited to, payments made under any plan, program, arrangement or agreement of the Corporation for severance, salary continuation, relocation expenses, or an attendance bonus or award.

For purposes of this Section 11.18, an “Employer” shall mean the Corporation and any member of a controlled group of corporations, as defined in Section 414(b) of the Code, of which the Corporation is a member.”
EXCEPT AS AMENDED HEREIN, the terms of the Plan as amended are confirmed and remain unchanged.
IN WITNESS WHEREOF, Kaman Corporation has caused this Second Amendment to be executed on its behalf by its duly authorized officer this 12th day of December, 2013.
ATTEST:                            KAMAN CORPORATION

By:	/s/ Shawn G. Lisle	By:	/s/ Robert D. Starr
	Shawn G. Lisle		Robert D. Starr
	Senior Vice President, General		Senior Vice President and Chief
	Counsel and Assistant Secretary		Financial Officer